Exhibit 10.2

October 24, 2012

Rob Tyler

Chief Accounting Officer

American Greetings Corporation

1 American Road

Cleveland, Ohio 44144

Subject: Retention Bonus Agreement

Dear Rob:

As you know, the Weiss family has proposed buying all outstanding shares of American Greetings’ stock and converting the Company into a privately-held corporation. We understand that this is a significant development with the potential to impact your position and work on behalf of the Company. While we understand that this could be a time of concern and uncertainty for you, we want to encourage you to remain employed with American Greetings as the Company explores the possibility of this proposed transaction.

Accordingly, American Greetings Corporation, on behalf of its subsidiaries, affiliates, successors and assigns (“American Greetings” or “the Company”), is offering you (“you,” “Employee” or “Tyler”) the opportunity to enter into the following Retention Bonus Agreement (“Agreement”) with us, which will provide you with a financial incentive to remain actively employed with American Greetings. “This financial incentive is over and above the wages and benefits that will be provided to you in the ordinary course of your employment.”

If you choose to execute this Agreement, it will be effective on the date you sign it, This Agreement, by and between you and American Greetings, shall be in place for twelve (12) months, beginning on the date of execution, and at the conclusion of the 12-month period, it will expire. In consideration of the mutual promises made herein, you and American Greetings agree as follows:

1. Objective. American Greetings proposes this Agreement for the purpose of encouraging you to remain continuously employed with the Company from the present time through the closing of the transaction, or similar transaction, contemplated by the September 26, 2012 letter from Zev Weiss to the Board of Directors of American Greetings Corporation (“Transaction”), or June 1, 2013, whichever is earlier (the “Retention Date”). Accordingly, provided you comply with paragraph 7 herein and except as provided in paragraph 4 herein, American Greetings will guarantee your employment and/or compensation, at your base salary in effect as of the date you execute this Agreement and at the level of benefits provided to other associates at the executive director level, until June 1, 2013, except that the Key Manager Bonus Target will not be less than 40% of the base salary.

2. Amount of the Bonus. In consideration for complying with the terms and conditions of this Agreement, American Greetings will pay you a Retention Bonus (“Bonus”) in the total amount of $75,000, less all applicable payroll tax withholdings and deductions on June 1, 2013 or within 30 days following the close of the Transaction, whichever is earlier. This payment will be in addition to your normal compensation and in addition to any bonus which may be paid to you under American Greetings’ Key Management Incentive Plan. The retention bonus will be made regardless of whether the Transaction occurs or not.

3. Earning the Bonus. You will earn the Bonus described in paragraph 2 on the closing of the transaction or June 1, 2013, whichever is earlier. Except as provided in paragraph #6, you must be actively and continuously employed by American Greetings from now through the Retention Date to earn the Bonus. Because the purpose of this Agreement is to encourage continuity of service, the Bonus does not accrue and is not earned on a daily, pro rata basis. No portion of the bonus is earned prior to the Retention Date. For the purposes of this bonus, periods of time for which paid time off is provided, including vacation, sick leave, holidays and the like, are considered to be active service. If earned, the Bonus will be paid no later than one month following the Retention Date.

4. Effect of Termination or Resignation. If you resign from American Greetings for any reason or if your employment with American Greetings is terminated for cause, you will not earn any portion of the Bonus, nor will you be eligible for continued compensation through June 1, 2013 as described in Paragraph 1 above. For purposes of this Agreement, “cause” includes, but is not limited to failure to perform duties; failure to comply with Company policies; misconduct (including, but not limited to fraud, embezzlement, misappropriation, etc.); failure to follow directions of Company management; or habitual absence from work. For purposes of this Agreement, you acknowledge and agree that no resignation on your part, for any reason, will be construed as a “constructive” or “forced” termination by American Greetings.

5. No Contract for Continued Employment; At-Will Employment. Nothing contained in this Agreement creates an express or implied term of employment or an express or implied agreement to terminate for cause. Your employment remains terminable at-will, either by you or American Greetings, with or without cause.

6. Effect of Job Elimination or Position Reduction. In the event American Greetings eliminates your position during the term of this Agreement, or significantly reduces the scope of your job responsibilities to a level that is not reasonably considered to be at the level of an executive director and/or a chief accounting officer, American Greetings will provide you with either 1) ninety (90) days’ notice of job elimination or reduction, during which time you will be permitted to continue to work at the same level of salary and benefits in effect at the time; or 2) 90 days’ of salary and benefits continuation at the level in effect at the time. In addition, you will remain eligible for the bonus payment contemplated in paragraph 2 above and you will also be eligible for severance in accord with the terms of the severance plan applicable to vice presidents in effect at the time of separation.

7. Best Efforts. American Greetings requires that at all times, you continue to give your best efforts and full-time attention to the business of American Greetings.

8. Confidentiality of this Agreement. You shall at all times keep confidential (except for disclosure to your spouse, accountant, financial advisor and/or attorney for the purpose of professional advice) the terms and conditions of this Agreement, unless required to disclose such confidential information by law.

9. Entire Agreement. This Agreement contains the entire understanding and Agreement regarding the Retention Bonus. There are no oral or other written agreements or understandings which directly or indirectly affect the Bonus described herein. You acknowledge and agree that American Greetings has made no promise, inducement, implied promise, pledge, or assurance regarding the Bonus that is not set forth in this Agreement. This Agreement shall not be modified in any respect except in writing and executed by all parties.

If this document is not returned to Steve Smith on or before the close of business on Nov 7, 2012, it is understood that you are declining in participating in this Retention Bonus Agreement.

You have received, read, and understand the contents of this Agreement. By signing below, you accept this Agreement and all of its terms.

/s/ Stephen J. Smith
Stephen Smith
Senior Vice President and Chief Financial Officer

AGREED:

/s/ Robert Tyler 11/4/12
Rob Tyler Date

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